Ex. 99.1


                                                      News Release
                                                      Vectren Corporation
                                                      P.O. Box 209
                                                      Evansville, IN 47702-0209

May 16, 2005

FOR IMMEDIATE RELEASE

Contact:  Mike Roeder, 812-491-4143 or mroeder@vectren.com
Investors: Steve Schein, 812-491-4209 or sschein@vectren.com

                  Vectren to enhance environmental stewardship
                      through new air quality improvements

Evansville, Ind., May 16, 2005 -- Vectren Corporation (NYSE: VVC) announced today that its utility subsidiary, Vectren Energy Delivery of Indiana, Inc., has filed a new multi-emission compliance plan with the Indiana Utility Regulatory Commission (IURC). The plan will mean Vectren's electric generation fleet will be 100 percent scrubbed for sulfur dioxide (SO2), 90 percent scrubbed for nitrogen oxide (NOx), and will further reduce mercury to meet new mercury reduction requirements. This level of emissions reductions will continue to make Vectren an industry leader in its environmental stewardship efforts.

"Vectren is committed to be a leader in air quality, and today's filing should be welcome news for residents of Southwestern Indiana," said Carl Chapman, Vectren's executive vice president and chief operating officer. "This continues our practice of both protecting the environment and utilizing clean coal technology with Indiana coal."

Included in phase one of the proposed project is an expenditure of approximately $110 million to fund the construction of a flue gas desulfurization system (scrubber) at Warrick Unit 4 scheduled for completion by 2010 and the installation of a fabric filter at Culley 3 scheduled to be complete by mid-2007.

"While there may be some fine tuning of the new federal requirements, it is prudent to proceed with a core multi-emission control strategy," Chapman said. "In order to plan outages and maintain reliability, it is important to plan and initiate these large construction projects well in advance of compliance deadlines. This additional capital investment positions our plants to continue to operate in an environmentally responsible manner."

The IURC petition includes a cost recovery mechanism to spread the cost over multiple years to minimize customer impact. When fully implemented, this proposal would mean an approximate 6 to 8 percent increase for a typical residential electric customer.

On March 10, 2005, the U.S. Environmental Protection Agency (EPA) issued its Clean Air Interstate Rule (CAIR). The new CAIR rule mandates state implementation plan revisions in 29 states, including Indiana, requiring further reductions of NOx and SO2 beyond those currently required in the NOx SIP Call and Acid Rain Program. Similarly, on March 15, 2005, EPA finalized its Clean Air Mercury Rule (CAMR). The CAMR rule establishes a market-based cap and trade approach under which each state is assigned a mercury emission budget to be allocated among generation units within the state. Under the new CAMR, nationwide mercury emission will be reduced 70 percent from current levels.

By using a combination of scrubbers, fabric filters and the recently installed selective catalytic reduction devices (SCRs), Vectren will have the best available mercury reduction equipment in place. These projects also should help to alleviate PM2.5 (fine particulate, dust and aerosols) non-attainment in Southwestern Indiana.

SCRs remove NOx from the flue gas created from the combustion of coal by electric generating facilities. Both the scrubber and fabric filter are advanced technologies designed to reduce air emissions from existing sources fueled by coal. In this case, the construction of a scrubber and fabric filter will allow Vectren the continued use of these two low-cost units (Warrick 4 and Culley 3) for baseload generation and will also ensure the continued ability of these units to burn Indiana coal.

In addition, Vectren will retire and permanently cease operation of F.B. Culley Unit 1 by Dec. 31, 2006. The 46 MegaWatt (MW), coal-fired generation unit located in Warrick County, Ind., was placed in service more than 50 years ago and is the smallest coal-fired generation unit in the Vectren fleet. The decision to retire this unit meets EPA requirements and also will enhance the area air quality as it operates less efficiently than the larger generating units.

In 1992, Vectren enhanced its environmental compliance plan and constructed a scrubber for the removal of sulfur dioxide (SO2) emissions from F.B. Culley Units 2 and 3 required by EPA's Acid Rain Program. A.B. Brown units 1 and 2 were both originally constructed with scrubbers.

Vectren owns and operates 1351 MW of total generating capacity. Vectren's baseload units include the following: A.B. Brown 1, 250 (MW); A.B. Brown 2, 250
(MW); Culley 1, 46 (MW); Culley 2, 90 (MW); Culley 3, 270 (MW); Warrick 4, 150
(MW) (represents Vectren's 1/2 interest in Warrick 4 - a 300 MW unit co-owned with Alcoa Corporation). Vectren also has 295 MW of gas-fired peaking capacity.

About Vectren

Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and southeast. These include gas marketing and related services; coal production and sales; and utility infrastructure services. To learn more about Vectren, visit http://www.vectren.com.